Exhibit 99.2

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

DRE - Q2 2013 Duke Realty Earnings Conference Call

EVENT DATE/TIME: AUGUST 01, 2013 / 07:00PM GMT

OVERVIEW:

DRE reported 2Q13 core FFO per share of $0.27. Expects 2013 core FFO per share to be $1.07-1.11.

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

CORPORATE PARTICIPANTS

Ron Hubbard Duke Realty Corporation - VP IR

Denny Oklak Duke Realty Corporation - Chairman and CEO

Mark Denien Duke Realty Corporation - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Paul Adornato BMO Capital Markets - Analyst

Josh Attie Citigroup - Analyst

Jamie Feldman BofA Merrill Lynch - Analyst

Dave Rodgers RBC Capital Markets - Analyst

Ki Bin Kim SunTrust Robinson Humphrey - Analyst

Brendan Maiorana Wells Fargo - Analyst

Eric Frankel Green Street Advisors - Analyst

Michael Salinsky RBC Capital Markets - Analyst

PRESENTATION

Operator

Ladies and gentlemen thank you for standing by and welcome to the Duke Realty second-quarter 2013 earnings call. At this time all participants are in a listen-only mode. Later, we will conduct a question and answer session. Instructions will be given at that time.

(Operator Instructions)

As a reminder, today’s conference is being recorded. I would now like to turn the conference over to Mr. Ron Hubbard, Vice President, Investor Relations. Please go ahead.

Ron Hubbard - Duke Realty Corporation - VP IR

Thank you. Good afternoon, everyone and welcome to our second-quarter earnings call. Joining me today are Denny Oklak, Chairman and Chief Executive Officer, and Mark Denien, Executive Vice President and Chief Financial Officer.

Before we make our prepared remarks, let me remind you that statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. For more explanation about those risk factors we refer you to our December 31, 2012 10-K that we have on file with the SEC. Now, for our prepared statement, I’ll turn it over to Denny Oklak.

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Thank you, Ron. Good afternoon, everyone. Today I will highlight some of our key accomplishments during the quarter in both our operational and asset strategies, Mark will then address our second-quarter financial performance and progress on our capital strategy. Then I’ll finish up with our prepared remarks with some comments about our outlook for the remainder of 2013.

By all accounts the second quarter was a great success for Duke Realty and I’m very proud of our team for their accomplishments. We signed 6.2 million square feet of leases and finished the quarter at a 93.1% overall occupancy rate, which includes projects under development. This is the highest overall occupancy rate for the Company since 1996 where we had only 25 million square feet of properties. We also acquired 5.9 million square feet of a modern bulk industrial product in key distribution markets totaling $405 million, at an initial cash yield of 6.3% with nice future annual rent bumps, resulting in a GAAP yield of 6.7%.

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

We essentially funded these acquisitions from cash on our balance sheet at the beginning of the quarter and from executing $202 million of dispositions during the quarter. These dispositions had an in-place cap rate of 5%; and thus, the acquisitions are immediately accretive to FFO and AFFO and are in alignment with our asset repositioning strategy.

Also during the quarter we began $82 million of new development projects with a weighted average stabilized cash yield of 8.2%. I’ll talk more about these investment transactions shortly.

On the capital for we repaid $425 million of maturing unsecured notes, a portion of which was funded with a new $250 million floating-rate term loan that matures in 2018. We also issued 1.5 million shares of common equity through our ATM program during the quarter, raising proceeds of $27.4 million. Mark will speak more in-depth on our capital activities in a moment.

From a macro perspective, halfway through the year as the economy is limping along at a 1%-plus growth rate, lower than the beginning of the year expectations. The lack of substantive job growth continues to present challenges for the real estate industry. These factors are key contributors to our cautious outlook towards spec development. While the amount of spec space relative to total inventories may be low compared to historic levels, other than in a couple markets, we’re not seen significant demand to absorb that new space.

Looking at the rest of the year, current forecasts call for improvements in GDP near the 2.5% level for the second half of the year, this would obviously be a positive for real estate fundamentals. I’ll also make a quick comment on interest rates given what has transpired with the Fed and in the capital markets recently. While we believe there are risks and certainly volatility related to the Fed tapering over the intermediate term, we don’t view the most recent range of long-term rates as being adverse to growth in demand for space, or in our ability to generate new development starts.

Despite the sluggish economic growth, our leasing operations performed very well across our entire portfolio this quarter. While we did expect an increase in occupancy over our prior-quarter levels, the 130 basis point increase was a bit better than expected. The positive absorption was fairly broad-based across all product types and markets; I give full credit to our talented and deep teams in each of our markets for this excellent performance.

Now, let me touch on some of the key activity within each product type. On industrial, the preliminary indications from CoStar for the second quarter is that national net absorption maintained its strong pace for the first quarter, with projections of about 35 million square feet, driving vacancy rates down to the low to mid 8% range. We are seeing solid leasing demand as well as new build-to-suit development opportunities across our industrial markets. We continue to see activity on the build-to-suit front as slower economic growth affords tenants time to carefully plan ahead for space modernization or expansion needs.

With respect to leasing in our industrial portfolio, the fundamentals remain solid with the completion of 1.9 million square feet of new, and about 2.7 million square feet of renewal leases. Bulk industrial in-service occupancy at the end of the quarter rose to 94.4%, 80 basis points above the previous quarter, and also 80 basis points higher than a year ago. 9 of our 18 major markets are now at least 95% leased on the industrial side, and only 3 are under 90%.

Turning to the medical office portfolio. The on-campus medical office business remains robust, which bodes well for our portfolio. We had a solid quarter with nearly 260,000 square feet of new and renewal leases signed, growing our in-service occupancy by 180 basis points to 92.7%. Development opportunities are also strong, which I will touch on a little later.

Now, I’ll talk a little bit about our suburban office business. Generally speaking this product type has been challenging and probably will be until we see more meaningful job growth. Having said that, we’ve actually seen some markets with quite a bit of activity, most notably Houston, Raleigh, South Florida, and our Midwest markets. Overall we had a nice quarter on the suburban office leasing side as well, executing nearly 1.3 million square feet of new and renewal leases.

In the Midwest, we signed five leases that were each 40,000 square feet or larger, that’s the best quarter of activity for office leases of this size in the Midwest in several years. We also had significant new leasing totaling 186,000 square feet in Raleigh, related to preleasing of a recently announced speculative development project that I’ll speak about in a moment. Overall, we increased our in-service suburban office occupancy by 200 basis points to 86.5%.

We also made excellent progress on our asset strategy during the quarter. As we announced on last quarter’s call and as disclosed in our recent investor presentations, in late May we closed on the acquisition of the 4.9 million square feet USAA industrial portfolio for $315 million. The portfolio includes eight 100% leased modern bulk industrial facilities in key distribution markets, including California, Eastern Pennsylvania, and Houston. We’re extremely pleased with the strategic fit and extremely high-quality of this portfolio.

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

We also acquired two bulk industrial facilities totaling 950,000 square feet in Central New Jersey. These two facilities were developed in the last 10 years and located just off I-95, equidistant between Philadelphia and New York. Both facilities are 100% leased to Crate & Barrel until 2020.

Lastly we acquired 123,000 square foot industrial building in Southern California in the mid-counties submarket. This facility is currently 100% leased with the entire space rolling later this year. We now expect rent in this facility to be above our original pro forma when the tenant rolls.

Let me also point out a couple other things on our industrial acquisition strategy. I know that some of you have questioned or acquisition of 100% leased facilities, and the value creation opportunities. Since we began our asset repositioning strategy back in 2009, our acquisitions and dispositions have been roughly equal at just under $3 billion each.

Other than our South Florida acquisition, we’ve been mostly focused on larger distribution buildings, 500,000 square feet plus, in major distribution markets. We focused on larger bulk buildings because we feel that is the future of the bulk distribution business in major markets. When these larger bulk buildings trade, they are almost always 100% leased you just don’t see 500,000 square foot plus buildings trade at 50% or 75% leased. We would gladly consider buying those if available so, if you see any, let us know.

These assets also have nice annual rental rate increases, which contribute to solid same-store and AFFO growth in future years. Our value creation has also come from over $1 billion of new development starts over that same period, and we continue to find more great value creation opportunities through development.

As for dispositions, we had an excellent quarter, generating $202 million of proceeds that were used as a source of capital to fund the aforementioned acquisitions. $188 million of the proceeds came from the closing of our previously announced disposition of Pembroke Pines retail center in South Florida, which was 90% leased and sold at a 5% in-place cap rate. These repositioning transactions put us just a few percentage points away from our bulk industrial investment target of 60%. Furthermore, the acquisition transactions were essentially funded from year-to-date dispositions and were accretive to our cash flow, both short and long term.

We also have a number of other assets being marketed for sale, including a 2.3 million square foot suburban office portfolio located in Cincinnati, Cleveland, and St. Louis. We’re in the final stages of evaluating offers we’ve received on this portfolio, and believe we are likely to close on multiple transactions totaling over $250 million in the third and fourth quarter of this year.

Now, I’d like to touch just a little bit on our land bank. If you remember, a few years ago we went through a thorough process to differentiate each land parcel between parcels that we wanted to develop and parcels that were nonstrategic to be sold. These parcels that were identified for disposition started at a basis of about $230 million after impairment charges. Today, we still have about $145 million of this nonstrategic land on our books at its impaired basis. A few of these disposition parcels were reclassified to our to-be-developed land, but most of the reduction is from sales over the last 3.5 years. I’d like to point out that in the aggregate these sales transactions produced a positive margin from the book basis.

I would also like to report that in July, we sold a 30-acre parcel of office land in Northern Virginia for $22.2 million. This parcel was actually in our to-be-developed land that we received an unsolicited offer, and we liked the pricing and believed it would be some time before we would develop this parcel, given the suburban office conditions in this market. This sale and increased interest in land from purchasers lead us to increase our guidance for land dispositions yesterday, to a range of $40 million to $50 million.

In addition to this positive momentum on land sales, we also have utilized about $40 million of our land bank over the last year or so for our development projects. Overall, we feel confident in our ability to monetize our current land bank through development and dispositions at values in excess of our current book basis.

Now, turning to development. I’m pleased to report that our development starts year to date are off to another strong start, a testament to what we believe is a strategically located land bank and best-in-class development team. In total we began $82 million in new projects during the second quarter, bringing our year-to-date total starts to $221 million. We started a 206,000 square foot suburban office project in Raleigh, located on our Perimeter Park development. The project was approved at a 52% prelease level, and I’m pleased to announce that just after quarter end, our Raleigh team signed another lease in the building totaling about 78,000 square feet, which increases the preleasing level to 91%.

We also started three new medical office projects during the quarter, we started two new projects with Baylor Health Care, totaling 54,000 square feet in the Dallas area, both 100% preleased for 15 years. These are the 11th and 12th projects we’ve done with Baylor in the last seven years, a demonstration of our outstanding execution track record, and exceptional relationships with top-tier health systems. The third medical project is 60,000 square foot, and located in Missouri, also 100% preleased for 15 years to a joint venture between Centerre Health and Mercy Health.

Our second-quarter development starts are 93% preleased when you include July leasing, and are projected to have a stabilized cash yield of 8.2% and a GAAP yield of 9.3%. As of the second quarter, we have 3.3 million square feet across 18 projects under construction that are 90% preleased in the aggregate, with a total budgeted cost of $513 million and a projected GAAP yield of 8.4%.

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

Overall we’re extremely pleased with the new development business generated year to date, and based on the pipeline of prospects, are very optimistic about future development starts for the remainder of the year. I’ll now turn the call over to Mark to discuss our financial results and capital plan.

Mark Denien - Duke Realty Corporation - EVP and CFO

Thanks, Denny. Good afternoon, everyone. As Denny mentioned I would like to provide an update on our second-quarter financial performance as well as the progress on our capital strategy.

Our second-quarter 2013 core FFO was $0.27 per share. The $0.01 improvement in core FFO per share from the first quarter was mainly driven by an increase in in-service occupancy of 107 basis points, and improved operating performance throughout our entire portfolio. I would like to highlight that we recorded income from lease buyouts of approximately $3.8 million this quarter, which is just slightly higher than our normal run rate. This increase was due to a couple of opportunistic office transactions where we had tenants looking to downsize and immediate back-fills were available for their space, allowing us to collect some fees and retain our occupancy levels.

Our growth in average net effective rent on renewals was about 2% for the quarter. We’re starting to be able to push rents a little in most markets, especially on the industrial side. I would also point out that we did experience positive rental rate growth on our suburban office renewals this quarter as well, as that market is improving somewhat, as indicated by the leasing activity Denny mentioned.

With respect to the same property performance, we achieved positive NOI growth for the 12 months and 3 months ended June 30 of 2.7 % and 3.4% respectively, due to increased occupancy and increases in rental rates. At the beginning of the year we provided guidance on same property NOI growth on a 12 month over 12 month basis of 1% to 4%. With our success thus far, and expectations for further improvements, we now believe that our same property NOI growth for the year will be towards the upper end of our guidance.

We generated $0.24 per share in AFFO, which equates to a conservative dividend payout ratio of slightly below 71%, compared to $0.23 per share of AFFO for the first quarter of 2013. The improvement in AFFO was driven by the same factors as core FFO, as second-generation capital expenditures were consistent between periods. We continue to be pleased with our growth in AFFO on a consistent basis, which validates our asset repositioning strategy. We are pleased with our operating results for the quarter, and anticipate continued solid execution throughout the rest of the year.

Turning to the capital side of our business. We executed transactions during the quarter that reduced our borrowing costs and diversified our sources of capital. In May, we executed a $250 million of variable-rate term loan with our credit facility lending group that bears interest at LIBOR plus 1.35%, and matures in May 2018. This term loan may be prepaid at any time with no penalty, which allows us flexibility in managing our debt maturities over the next five years. We used the proceeds from this term loan to partially fund the main maturity of unsecured notes totaling $425 million, which had a weighted average effective interest rate of 6.4%.

In May we also executed a new ATM program that allows for the issuance of up to $300 million of common stock. During the quarter, when considering issuances under the new program as well as the completion of our previous $200 million ATM program, we issued approximately 1.5 million shares of common stock, generating over $27 million of net proceeds at an average price of $18.33 per share. As we have said we will continue to look at the ATM program as a source of capital to partially fund future development activity.

As Denny mentioned, we generated $202 million in proceeds from nonstrategic asset dispositions during the quarter, driven mainly by the $188 million in proceeds from the disposition of the Pembroke Gardens retail center. Although acquisition activity outpaced dispositions during the quarter, when looking at the entire first six months of 2013, proceeds from dispositions have essentially funded acquisitions.

Our liquidity is very solid, when considering we completed the quarter with only $88 million in borrowings outstanding on our $850 million line of credit, and our debt maturities for the remainder of the year total only about $82 million. In fact we really don’t have any debt maturities of significance until August of 2014 when we have $250 million of unsecured notes maturing. As indicated in our guidance we anticipate being a net disposer of properties for the remainder of the year, which will allow us to repay our current line balance and partially fund development cost.

We also achieved improvements in our leverage metrics during the second quarter, with a fixed charge coverage ratio of 1.92 for the rolling 12 months ended June 30, compared to 1.86 for the rolling 12 months ended March 31. Looking at just the second quarter, which gives the full effect of our deleveraging efforts so far this year, our fixed charge coverage ratio was 2.1.

Net debt to EBITDA and net debt plus preferred to EBITDA for the rolling 12 months ended June 30, 2013 was 7.57 and 8.35 respectively, which is a slight increase from the prior quarter. This increase was due to the timing of acquisitions and dispositions. When looking at just the second quarter, with adjustments for the timing of these dispositions and acquisitions, net debt to EBITDA is 6.64 and net debt plus preferred to EBITDA is 7.32, which more accurately depicts our improving leverage profile. I would also like to point out that these leverage coverage metrics will continue to improve simply by completing our projects that are currently under construction, because that pipeline is 90% leased and the balance sheet already reflects most of the cost without the benefit of the earnings.

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

I will conclude by saying that I’m very pleased with the operating results for the second quarter, and the condition of our balance sheet, which allows us flexibility to execute on other aspects of our strategy. With that I’ll turn it back over to Denny.

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Thanks, Mark. Yesterday we tightened our guidance for core FFO to $1.07 to $1.11 per share, which raised the midpoint by $0.02 to $1.09 per share. This change is the recognition of the effective execution of our asset and capital strategies, our positive leasing activity so far this year, and our overall operational performance year to date, and a positive outlook for the remainder of the year.

We also have a strong backlog of the new development projects that we believe we can execute during the second half of the year. Even with the moderate economic growth, we are successfully executing our 2013 plan and are confident Duke Realty is in a solid position to capture market share, continue steady rent growth, and execute on accretive development opportunities across all of our markets. Thank you again for your support of Duke Realty. And now we’ll open it up for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Paul Adornato.

Paul Adornato - BMO Capital Markets - Analyst

Thanks very much. Denny, was wondering if you could fill us in on plans with respect to the medical office portfolio? Specifically, are there certain assets that you might look to dispose of in the near future?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Yes, Paul, I think we are taking a look at that; I think there’s a small, relatively speaking small portfolio of assets that we will look to prune. We’ve been in that business now when you go back to including when we started with the joint venture with Jim Bremner and his company for almost nine years now. And so we’ve got some assets that are a little bit older in that portfolio, and also I would say we’ve got some assets that are less strategic to us today than maybe they were when we developed most of these back eight or nine years ago. And by less strategic, they’re with hospital systems that may be we’re not doing — we don’t see a lot of future business with.

So we’re taking a look at that and I think you could see us market a portfolio here some time and start marketing here sometime in the third quarter.

Paul Adornato - BMO Capital Markets - Analyst

Okay, great. And could you give us the range of cap rates that you see in the market, both for top quality and lower quality medical office assets?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

We really haven’t been buying much since — we bought one building I think is all since last fall when we did the Seavest transaction. I would say so we haven’t — I may not be as close because we haven’t followed it quite as close because we’re really focused on the development side of the business.

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

But I would say you’re probably seeing cap rates in the low to mid 6%s on the very high quality portfolio, maybe even lower than that I suppose, depending on the situation and that would be the length of term, remaining term on the lease, rental, the percentage rental increases in the lease and those types of things. But it’s probably in the sort of in the low 6%s on the good quality portfolios today.

Paul Adornato - BMO Capital Markets - Analyst

Okay, great thank you.

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Thanks, Paul.

Operator

Josh Attie.

Josh Attie - Citigroup - Analyst

Thanks. Denny on the guidance increase I know that there are a lot of things that contributed to it, can you just kind of give us some sense for how much of it was same-store performance versus your expectation, as opposed to asset sale timing, termination fees, and also the term loan which I don’t know if that was in your original outlook or not?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Yes, Josh almost all of it really is from just higher occupancy for the year. We always factor into our guidance some base level of lease termination fees, and while it might have appeared to be a little bit higher this quarter, it was just, for the year it’s right in line with where we thought it would be.

And again on our refinancings we were assuming this year, I think the interest rates are right about where we thought they would be overall. So I think again most of it is really coming just from increased occupancy and probably a little bit better rent growth on some of the renewals than we thought we might have this year.

Mark Denien - Duke Realty Corporation - EVP and CFO

Josh, I would add keep in mind that the occupancy numbers we reported are on of lease signing basis, so the substantial increase in occupancy that we have this quarter, some of that won’t really materialize into rent growth until the third quarter. So we’ll still get a pop in the third and fourth quarter from some of the leasing that you see in the stats right now.

Josh Attie - Citigroup - Analyst

Okay. Thanks. That makes sense, more of a leased percentage than an occupancy number?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Correct.

Josh Attie - Citigroup - Analyst

Okay. And separately on the acquisitions in the quarter if we strip out USAA, it seems like you bought southern California and New Jersey at around a 5.5% cap blended and $85 a foot blended. I guess two questions, one, are those numbers right? And then also can you tell us what each of those were individually on a cap rate basis?

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, Josh, we’ve historically not given cap rates by individual transaction just for various competitive reasons. And I think it just sort of says it all when you look at what we acquired, which was primarily, I guess really entirely this quarter 100% leased industrial property an average cap rate was what we disclosed was 6.25%.

So I really don’t have much to say about it other than that. I think we did very well on those acquisitions. I’m very pleased with where we came out and I in no way think we paid anything above market on those acquisitions, so I think we’re just very pleased.

Josh Attie - Citigroup - Analyst

Okay. And just lastly, I’m not sure if you can comment on this or not because I know you’re close to a transaction, but on the Midwest office portfolio, is there any sense you can give us on pricing?

Mark Denien - Duke Realty Corporation - EVP and CFO

Well, Josh I’d rather not do that today because as you said we’re sort of in negotiations here, so obviously we’ll see what happens over the next 90 to 120 days, and then we’ll disclose everything when we finally close those.

Josh Attie - Citigroup - Analyst

Okay, thank you.

Mark Denien - Duke Realty Corporation - EVP and CFO

Thank you.

Operator

Jamie Feldman.

Jamie Feldman - BofA Merrill Lynch - Analyst

Thank you. You had mentioned you were seeing some rent growth in your bulk industrial markets, can you talk a little bit about the pace of market rents, like where do you think you are year over year, and maybe what you’re expecting going forward?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Yes, Jamie. Again, I think we’ve seen — I would look back more over sort of a 12 to 24 month period, and over the last 12 to 24 months as market occupancies have increased, I certainly think in almost all markets we’ve seen greater — we’ve seen rent growth on the industrial side. It kind of depends where but we’re probably 15% up off the bottom of where rents were.

And today, again, I think we’re still seeing some positive pressure I’ll call it on rent, so I think we’re going to see some more increases, but I think our increases going forward are going to be more in the 2% to 4% kind of annual range. And again, some of that’s going to depend on a little bit what happens with interest rates and obviously on the industrial side what happens with spec development.

Jamie Feldman - BofA Merrill Lynch - Analyst

Great. And then the acquisitions you mentioned, what is the annual rent bumps on those? I think you said a 6%, 7% GAAP yield, and 6.25% cash?

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

Denny Oklak - Duke Realty Corporation - Chairman and CEO

I think the annual rents in most of those are anywhere between 1.5% and 2.5%, and almost all these industrial leases today in almost all markets we have rent bumps like that, and those acquisitions are the same.

Jamie Feldman - BofA Merrill Lynch - Analyst

Okay. And I don’t know if I heard you clearly before but I think you made a comment about concerns about new development in your market? And risk absorption, but I may have heard that wrong.

Denny Oklak - Duke Realty Corporation - Chairman and CEO

What I said was, what we’re seen now is spec development certainly has come back in the last 12 months. There’s more spec development in almost all markets than there has been for three or four years. I say it’s still probably fairly significantly below a historic run rate and still a relatively small percentage of the existing stock. But what I also said was we’re not seeing that space get absorbed very quickly right now, so I think we’ll see over the next few months, how the demand is and whether it picks up, and whether that space starts getting absorbed. Because other than a couple markets, that space is kind of sitting there right now.

Jamie Feldman - BofA Merrill Lynch - Analyst

That’s very helpful. So which markets are you saying, is it maybe the space is too modern for what the market wants, why do you think that’s happening?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

No, I think this is just what we’ve been saying really for the last year, Jamie, is we just haven’t seen — we’ve seen the demand to take existing space, but we haven’t been comfortable that the demand was there to absorb a lot of newly developed space. And other than a couple markets which I would say Houston, in particular I would say, and maybe a little bit in South Florida, we haven’t seen a lot of demand to just absorb all that space that’s being built right now.

So hopefully, I would also say that typically early part of late second quarter and early part of third-quarter with summer, summer vacations and things is typically a little bit slower time for industrial. So I think post Labor Day this quarter to see how things pickup, will be interesting to see if more of that space starts getting absorbed.

Jamie Feldman - BofA Merrill Lynch - Analyst

What would you say the worst markets for that, or the ones that cause you the most concern?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, I would say clearly Southern California has a lot of speculative space out there. I would say Chicago has quite a bit of speculative space, we’ve seen some in the Pennsylvania markets, there’s been a fair amount of speculative space out there. And even maybe Dallas a little bit, a number of spec buildings going out there that haven’t been absorbed yet.

Jamie Feldman - BofA Merrill Lynch - Analyst

Great, thank you. And my final question is, the term loan is a floating rate loan, correct?

Mark Denien - Duke Realty Corporation - EVP and CFO

Correct.

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

Jamie Feldman - BofA Merrill Lynch - Analyst

Do have any plans to fix it? Or how are you thinking about the risk of rising rates here?

Mark Denien - Duke Realty Corporation - EVP and CFO

No plans right now, Jamie if you think about it back when we did this in early May, we probably could have got low 2% on a five-year fixed, maybe 2.25%, 2.3%, right now that five-year rate has risen call it 50, 60 basis points. But the fact is with the floating we haven’t lost anything. I mean we’re still at the same LIBOR plus 135 and LIBOR hasn’t moved, the short term rates are still in our favor right now. That’s really the only floating rate that we have out there, which is less than 5% of our total debt, so we’re pretty comfortable with that.

Jamie Feldman - BofA Merrill Lynch - Analyst

Okay. And then I guess just finally, Denny you had talked about potential growth in the development pipeline. As we roll into 2014, how big is your kind of list of conversations of what you could do? Do you have starts equal to ‘13, maybe even higher?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Yes, I think, Jamie, we did — a little over $500 million of new development starts last year, we’re at sort of that $220 million level for the first half of this year. Right now I would say that I think we can continue to maintain that pace. We really think there’s a good backlog, so today I would tell you sort of in that $450 million to $500 million level on an annual basis is a good run rate for us.

Jamie Feldman - BofA Merrill Lynch - Analyst

Great, thank you.

Operator

Dave Rodgers.

Dave Rodgers - RBC Capital Markets - Analyst

Denny maybe just following up on the question in terms of the development pipeline and that $450 million or $500 million of starts a year, how is that breaking down between property types is at least as you see it today, kind of what’s in the pipeline? You’ve done a little more office than I think some people expected, but you had good success there, so maybe just a recap on where you’re going?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Yes I think that’s right, Dave. I think generally speaking I would tell you that that would be roughly 50% MOB and 50% industrial, but it’s been very interesting because we’ve had some opportunities to do some office development. So I think, and it’s really been driven by our existing land positions, obviously as well as demand in the market. And one thing I didn’t mention in the prepared remarks that building we started about a year ago in Houston opened up and it’s now 100% leased. Mentioned the one in Raleigh that’s 90% leased. So again, looking forward I would say maybe 40% to 45% MOB, 40% to 45% industrial, and 10% to 15% office as far as the starts go.

Dave Rodgers - RBC Capital Markets - Analyst

Great, thanks. And you talked also I think very early in your comments that you didn’t think the rising rates would impact really the tenant demand for space. I guess maybe talk about how you handicap the risks associated with underwriting those assets or is that really a spot position and you just kind of move forward at that point in time?

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

Denny Oklak - Duke Realty Corporation - Chairman and CEO

I think that’s more of a spot decision. We obviously look at transactions individually when they come through and look at what’s going on in the market and our cost of capital and those type of things when we make those decisions.

Dave Rodgers - RBC Capital Markets - Analyst

I didn’t hear if you said this, were you in the running for the portfolio that I guess just traded recently to one of your big competitors? Did you guys bid on that?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

No, if it’s the one I’m thinking you’re talking about, no.

Dave Rodgers - RBC Capital Markets - Analyst

Okay. And any particular reason for you not to be involved in that?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, let’s just make sure we’re talking about —

Dave Rodgers - RBC Capital Markets - Analyst

The Cabot transaction.

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Yes, that’s just really not the product type that we’re looking for.

Dave Rodgers - RBC Capital Markets - Analyst

Okay.

Denny Oklak - Duke Realty Corporation - Chairman and CEO

If you look at that I think those — the average size of the buildings in the transaction is in the 125,000, 130,000 square foot range. And as I mentioned in our remarks, we’ve really been focused mostly on those above 500,000 square foot buildings.

Dave Rodgers - RBC Capital Markets - Analyst

And you think better rent growth in the bigger spaces versus the smaller spaces as a result of kind of your activity there?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

I wouldn’t say — I think the demand is going to be better in the larger spaces over the long-term, because I really think that’s the way the business is evolving. And I don’t see a big difference in rent growth between larger spaces and smaller spaces going forward.

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

Dave Rodgers - RBC Capital Markets - Analyst

Okay. And then lastly maybe just for Mark, I know previously the Company had wanted to leave those preferreds that are out there just over 6.5% I think $500 million or so. Have you had any change in thinking about what you might want to do with the outstanding preferreds that are callable?

Mark Denien - Duke Realty Corporation - EVP and CFO

Not at this time, Dave I think we’re still pretty comfortable with where we are there.

Dave Rodgers - RBC Capital Markets - Analyst

Great, thank you.

Operator

Ki Bin Kim.

Ki Bin Kim - SunTrust Robinson Humphrey - Analyst

Thanks. A couple quick follow-up questions, the Midwest portfolio that you are looking to sell I understand you don’t want to give too much details on it because it hasn’t closed yet, but maybe you could put some quality parameters around that? What would the rent per square foot look like on that group of assets?

Mark Denien - Duke Realty Corporation - EVP and CFO

I’m thinking about it here Ki Bin, because I don’t have that number in front of me. But I don’t know for sure but I’m going to make a guess that it’s probably in the $13 to $15 net range on that portfolio, it’s going to vary quite a bit because a little different submarkets and things like that in different cities. So the stuff in St. Louis is going to have a higher net rental rate than the stuff in Cincinnati and Cleveland, so it varies a little bit, but on average that would be my guess.

Ki Bin Kim - SunTrust Robinson Humphrey - Analyst

Okay. On the Cabot transaction, just want to get your take on, did you look at that portfolio a couple of years ago?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Yes, there was — I don’t know what is what to be honest with you, but there was a Cabot marketed a portfolio a couple of years ago that wasn’t as big as what Liberty bought, but it was I’m going to say I don’t know 12 million, 14 million square feet. We didn’t really look at it, we didn’t bid on it because once again it just wasn’t the type of product that we were really looking for.

Ki Bin Kim - SunTrust Robinson Humphrey - Analyst

Okay. And this last question I guess I thanks for maybe putting some more color around your acquisition strategy. And given that they are 100% leased assets this quarter for $400 million of acquisitions, have you guys changed your underwriting strategy at all for the rise in rates, especially because if they are 100% leased assets with 10-year lease terms left, they’re very bond like. And with at least half your cost of — your discount rate going up on the debt side, I would think it would have a somewhat material impact on your exit values, and I was wondering if you guys internally have changed your hurdle rates at all? Especially on fully-leased acquisitions.

Denny Oklak - Duke Realty Corporation - Chairman and CEO

My answer to that would be yes, I think we probably have. Most of those acquisitions that we closed this quarter closed before we saw the spike in interest rates. So you just really I think have to look at is it the kind of asset, is it quality of asset, is it the location of asset, does it have the kind of tenants that you want, and cap rates can be a little bit fluid. Because as we’ve seen interest rates at least if you look at the 10-year have probably moved 100 basis points in 60 days now.

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

So you can’t just base your acquisition on where interest rates are at a particular time. We’ve again looked at it, almost all the acquisitions we’ve done have been really funded with disposition proceeds. So we sort of timed that, have been fortunate to be able to time that very well, and we feel like we’re getting good cap rates on the dispositions and we’re getting what we believe are good, long-term assets on the acquisitions.

Ki Bin Kim - SunTrust Robinson Humphrey - Analyst

Okay, thank you, guys.

Operator

Brendan Maiorana.

Brendan Maiorana - Wells Fargo - Analyst

Thanks, good afternoon. Denny, I don’t want to cast this in a negative light, but if I take your comments about your occupancy, which is I think is the highest it’s ever been or at sort of peak levels, and you’ve got development that is increasing in your markets but it’s difficult for developers to find tenants for those properties. Does it make you concerned at all that there could be downward pressure on occupancy as you look out over the next 6, 12 months or so?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

No, not really. I don’t think there’s going to be necessarily downward pressure on our occupancy. One of the things that we pay a lot of attention to, Brendan, is our lease expiration schedule, and try to keep that balance so we never have in any one year, more than 10%, 11% rolling. And you’re going to hit some ups and downs in the markets as those things roll.

Again, I’m just saying Brendan, this is really I believe what we’ve been saying for the last year or so we’ve been very cautious on spec development, because we’re just waiting to see the demand that’s really going to absorb that space. As we said in our prepared remarks, almost all of our markets today are portfolios, on the industrial side, are over 95%, so that’s excellent. And we see enough demand that that’s going to hold up. I’m just and I wouldn’t say I’m terribly nervous, this is why I’ve been pointing out over the last year or so we’ve got to see the demand that’s going to take that new space off the market.

Brendan Maiorana - Wells Fargo - Analyst

I can appreciate that. It seems like you’re doing a very good job leasing up, you have a very good leasing quarter. And your overall occupancy seems like it’s pretty high, so it seems like that’s moving in the right direction, but then you’re saying that you didn’t see sort of as much demand at the core level. So this is probably for Mark, but what is the impairment in the quarter?

Mark Denien - Duke Realty Corporation - EVP and CFO

Impairment was related to the land sale transaction Denny mentioned that actually closed in July, Brendan. It was a parcel of land like Denny mentioned that we had actually planned on developing, and we got an unsolicited offer and sold it. So it had not been previously impaired, it was at its original book basis, and it was related to that.

Brendan Maiorana - Wells Fargo - Analyst

So I guess the land impairment is call it 15%, that’s $3.7 million on $23 million. But how do I kind of reconcile that Mark on the land with the earlier comments that as you kind of look at the land that you’re holding for development you think you’re going to be able to put that into motion at values that are above what the current basis is, given that you just sold a property of land that you felt like you had a good price on for 15% below book?

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well I think, Brendan you’ve really got to look at it parcel by parcel. The two things that we said, one, was we impaired a fairly significant portfolio going on four years ago now. And what we said is anything we’ve sold out of that portfolio what sold at a profit from that impaired basis. And as I recall we impaired that basis about 30%, 35% roughly back then, and we sold a little bit above that, so probably a 5% margin on that impaired basis on average.

And then we’ve not impaired any of the development land, and all the development yields disclosed when we put that land into use, include that original basis in the land. So you see the development yields that we’re getting today, we think those are definitely very market development deals.

On this particular land this was land we bought as part of the Winkler acquisition way back when, and I would tell you that we have done very, very, very well on that land. We sold a big chunk of that land to the Department of Defense where we did the BRAC project and did very well on that sale. We sold another big chunk of land out by Dulles to a company by the name of Aerospace where we’re doing some third-party development on and we did very well on that land. And really this was - this land sale was basically all the rest of the land. There’s a little piece of industrial and one other little office piece. So we’ve sold all of that land from the Winkler transaction now and this was the only land where we had a slight impairment on.

Brendan Maiorana - Wells Fargo - Analyst

Okay, that’s helpful. It looks like — did you guys buy land in the quarter as well, because it looks like your balance went up by I don’t know $13 million, $14 million, something like that.

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Yes, we bought an industrial parcel in Houston up in the Northwest as we’re basically out of land in the Northwest side of Houston, so they can do about 800,000, 900,000 square feet.

Mark Denien - Duke Realty Corporation - EVP and CFO

One thing I would like to point out too Brendan, there are a couple things on the land, is I think you’ll see for the rest of the year, we’ll end up the year, let me put it this way, if we hit our guidance, our revised guidance of $40 million to $50 million in land proceeds, we’ll actually end up with a total, pretty nice profit margin on that land, let’s call it 20% give or take. And that includes this write-down we just took.

And then the other thing I would like to point out in case there’s any confusion, we do not count any land — so after we take that call it 20% margin or whatever it ends up being, that will not be part of our core FFO and that had nothing to do with our core FFO guidance change.

Brendan Maiorana - Wells Fargo - Analyst

Well you answered my last question before I could ask it. Thanks, Mark.

Mark Denien - Duke Realty Corporation - EVP and CFO

Okay.

Operator

John Stuart.

Eric Frankel - Green Street Advisors - Analyst

Thank you. This is Eric Frankel here with John. Sorry to harp on the land bank question for a second or for another minute, but I just to ask what do you think your ideal size is of your land bank? You’re at $600 million now, so how long will it take you to get to that ideal size?

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well I think the ideal size always depends on the level of activity on development side. Again what we’ve been saying here for the most recent past was obviously the land bank was larger than we wanted when we headed into this downturn in the economy when development slowed down. We’re now back to somewhat of a normal development cycle, I wouldn’t say we’re at a normal development cycle yet. But we moved a lot of that land into the held for sale when we made the decision to get out of the merchant building business. So that was part of the reason that land bank was higher, and now as we move through that, that won’t be part of the land bank any more.

The second thing is we’re doing, we’re moving more and more out of the suburban office business and more and more into the bulk industrial and MOB business. The bulk industrial land is significantly cheaper in most markets than office land, so I think overall the investment in land will be less when we have - when we go to more industrial business. And then we’re not really buying any office land, we’re developing through the land that we have on the office side, and we’ve still got some great positions as indicated by the success we’ve had here just recently.

So again, Eric I think if you’re really looking at, if we’re in the $500 million of new development and it’s 50% industrial and 50% MOB, I think we could have a land bank running in the $300 million to $400 million range and be fine.

Eric Frankel - Green Street Advisors - Analyst

Okay, thanks that’s helpful. Final question, obviously we all recognize that the leasing spreads are gradually improving, could you possibly comment on what cash releasing spreads are at work on the entire portfolio of new and renewal leases?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, we never really track that just because spaces are different and all that, and we never have. So but I guess I would say anecdotally I think clearly cash rents, generally speaking, if again you’re assuming leases in place have annual rental rate growth, I think we’re seeing probably maybe slightly negative to slightly positive in most markets on cash rents today. To go from an old to a new lease. And so, what I’m saying I guess in that is probably anywhere from 1% to 1.5% negative, so 1% to 2% positive.

Eric Frankel - Green Street Advisors - Analyst

Great. And final question. I guess I’m not sure if anyone explicitly asked this, but are there any properties that you’re bidding on currently where you actually noted a change in pricing as a result of the interest rate increase?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

I’m sorry? I didn’t quite understand that?

Eric Frankel - Green Street Advisors - Analyst

On the properties you might be bidding on at this point in time, have you noticed a change in pricing or a change in the pricing environment as a result of the recent interest rate increases?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well, not really to be honest with you. Although I think activity has been a little bit slower here in the last 45, 60 days. But no, quite honestly Eric I don’t think we’ve seen cap rates move much, but we’ll have to see.

These transactions take a while to get completed, and we’ll — we’re seeing some of these now that closed that were probably under negotiation getting pretty close before the spike in interest rates. So I think as you see over the next 30 to 60 days, it will be interesting to see what trend we see in some of the cap rates.

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

Eric Frankel - Green Street Advisors - Analyst

All right, great. That’s it for me, thank you.

Mark Denien - Duke Realty Corporation - EVP and CFO

Thanks.

Operator

Michael Salinsky.

Michael Salinsky - RBC Capital Markets - Analyst

Afternoon, guys. Denny you talked a lot about the dispositions, could you give us a sense, we’ve seen a lot of portfolio transactions of late, can you characterize the overall acquisition market at this point? And what you’re seeing?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Well I think on the acquisition market, as I just said it’s been probably a little bit slow over the last 60, 45, 60 days. I mean, we closed most of our transactions more in the early in the second quarter and got some things out there today. But I would say nothing that we’re looking to close here in like eminently I would say. So I think it’s been a little bit slow.

There have been a couple of other portfolio transactions that we weren’t successful bidders on for whatever reason, I mean that we did bid on that we weren’t successful, mostly pricing obviously. And obviously the large transaction that was announced whenever that was, last night or today. Was — it looks to me like mostly an off-market transaction.

So I think you just never know, it kind of ebbs and flows, Mike, so we could — my sense is sellers probably are waiting a little bit to see where cap rates are going to move on, since the move in interest rates, and if interest rates sort of settle down here a little bit, which other than maybe today it looked like they settled down pretty well. I think we’ll see some more activity later in the third quarter.

Michael Salinsky - RBC Capital Markets - Analyst

So the overall amount — the overall pipeline at this point, is it down significantly from the first half of the year, up significantly? Just how would you characterize it?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

I would say is done little bit, down a little bit. There was some big transactions in the first half of the year, so yes it’s down little bit right now.

Michael Salinsky - RBC Capital Markets - Analyst

Okay, fair enough. I want to go back to one of your — in your prepared comments you talked about blocks of 500,000 square feet bulk industrial seeing better growth opportunities, and I realized your growing that business. But as you look at renewal spreads, cash flow growth, can you break out kind of what the growth you’re seeing on the bulk industrial versus some of the smaller footprints?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Again, we just average it altogether because the truth is almost all of our portfolio is true bulk. Today less than 10% of our portfolio is in buildings under 100,000 square feet, and I think it’s now up to about 40% of our portfolio is in buildings over 500,000 square feet. So most of what you’ll see in our statistic is going to be true bulk type statistics. And we just don’t have that much small space anymore around that I can give you a strong sense of what’s going on in the smaller spaces.

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

Michael Salinsky - RBC Capital Markets - Analyst

Fair enough. And final question just as you guys our marketing it sounds like there is either the Cleveland, Cincinnati portfolio, what’s the buyer, potential buyer profile on that? Are you seeing institutional investors or is that mostly families, one-off buyers?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

I would say it’s one-off buyers and private equity kind of buyers. Not institutional, which we never expected, so private equity, both smaller and maybe some larger private equity money out there?

Michael Salinsky - RBC Capital Markets - Analyst

Mostly value added or yield focused?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Value-add I would say today.

Michael Salinsky - RBC Capital Markets - Analyst

Thank you.

Operator

Ki Bin Kim.

Ki Bin Kim - SunTrust Robinson Humphrey - Analyst

Thanks. Could you give a little more details around your service operation income? More specifically are there any lumpy development projects you’re working on for third parties that are contributing to that $50 million revenue run rate currently?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

No, there’s nothing too lumpy. I think it’s at a pretty good run rate now, I think as we go forward to maybe 2014 what we try to do is that business is we size it according to the development projects we have for our own account. So to the extent our development pipeline picks up even more than it is today, we’ll probably turn away some third-party work and focus more on doing the development for our sales. So I think as you get out into ‘14 you may expect a smaller run rate, but as of today there’s not too much lumpiness in there.

Ki Bin Kim - SunTrust Robinson Humphrey - Analyst

And overall if you take the opposite, kind of flip that scenario around and let’s say there’s less development that you have to do internally on your balance sheet, and what is the depth of that market, the third-party developed market? Is it I guess in a way very easy to hit that $50 million run rate?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

$50 million run rate Ki Bin?

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

Ki Bin Kim - SunTrust Robinson Humphrey - Analyst

$50 million per quarter I guess is easy to maintain that if things did turn the other way where for some reason you decided not to develop as much on balance sheet and you have kind of G&A slowing there. Is that $50 million is easy to ramp it up a little bit, and that’s how deep the market is?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

Are you talking about a revenue basis.

Mark Denien - Duke Realty Corporation - EVP and CFO

A revenue basis, yes. I think Ki Bin, a couple things I’d point out. Part about service business is our asset management, property management businesses, it’s not all just for development. But from a development/construction standpoint, we turn away business all the time now. The honest answer is it’s not usually a real high margin business and we would rather spend our resources building for our own account. In times where development pipeline has dried up, take 2009, 2010, we have been able to take on more work there. There seems to always be work out there, it’s just lower margin and it’s not our preferable work.

Ki Bin Kim - SunTrust Robinson Humphrey - Analyst

Okay. And can you break out that $50 million this quarter, you said it’s probably different pieces of that?

Denny Oklak - Duke Realty Corporation - Chairman and CEO

I don’t have that in front of me Ki Bin. The majority of it is our development/construction work, but we can dig that up for you off-line.

Ki Bin Kim - SunTrust Robinson Humphrey - Analyst

Okay, thanks.

Operator

(Operator Instructions)

There are no further questions in queue. And there are no further questions in queue at this time.

Ron Hubbard - Duke Realty Corporation - VP IR

I’d like to thank everyone for joining the call today. We look forward to reconnecting during our third-quarter call, tentatively scheduled for October 31. Thank you very much.

Operator

Ladies and gentlemen that does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.

AUGUST 01, 2013 / 07:00PM GMT, DRE - Q2 2013 Duke Realty Earnings Conference Call

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